Filed Pursuant to Rule 433

Registration No. 333-197375

March 16, 2017

BB&T Corporation

Pricing Term Sheet

March 16, 2017

Medium-Term Notes, Series E (Senior)

$1,000,000,000

2.750% Senior Notes due April 1, 2022

Issuer	BB&T Corporation

Security	2.750% Senior Notes due April 1, 2022

Ratings	A2 (Moody’s) / A- (S&P) / A+ (Fitch) / AH (DBRS)

Currency	USD

Size	$1,000,000,000

Security Type	SEC Registered Medium-Term Notes, Series E (Senior)

Maturity	April 1, 2022

Coupon	2.750%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Redemption Date	March 1, 2022

Redemption Terms	Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to, but excluding, the date of redemption. BB&T Corporation shall provide 10 to 60 calendar days’ notice of redemption to the registered holder of the Senior Notes.

Benchmark Treasury	1.875% US Treasury due February 28, 2022

Spread to Benchmark Treasury	+75 bps

Benchmark Treasury Spot and Yield	99-07 1⁄4; 2.040%

Price to Public	99.813% of face amount

Proceeds (Before Expenses) to Issuer	$996,730,000 (99.673%)

Interest Payment Dates	April 1 and October 1 of each year, commencing October 1, 2017

Trade Date	March 16, 2017

Settlement Date	March 21, 2017 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	05531FAX1 / US05531FAX15

Joint Bookrunners	BB&T Capital Markets, a division of BB&T Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Co-Managers	Mischler Financial Group, Inc. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BB&T Capital Markets, a division of BB&T Securities, LLC toll-free at (844) 499-2713, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Goldman, Sachs & Co. toll-free at (866) 471-2526 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.